EXHIBIT 10.24

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment No. 1 to the Option, License and Development Agreement by and between Pfizer Inc. and Lpath, Inc. dated December 16, 2010

(“Amendment No. 1”)

Amendment No. 1 Date:	November 12, 2012

Name of Original Agreement:

Option, License and Development Agreement by and between Pfizer Inc. and Lpath, Inc. (the “Original Agreement,” and together with the side letter dated December 16, 2010, Re: Section 10.1(d) of Option, License and Development Agreement between Pfizer and Lpath, the “Agreement”)

Effective Date of Original Agreement:	December 16, 2010 (“Effective Date”)

Parties:	Pfizer Inc. (“Pfizer”) and Lpath, Inc. (“Lpath”)

Dates of Previous Amendment(s):	None

WHEREAS, the parties hereto desire to amend, among other things, certain terms of the Agreement including Section 4.1(h)(i), Article 5, Section 6.1(a), and Schedule 1.11.

NOW, THEREFORE, in order to accommodate the desired amendment(s), the parties hereby agree as follows:

1.              Defined Terms.   Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.              Amendments to the Agreement.

2.1.                The fourth sentence of Section 5.2 is hereby amended to read in its entirety as follows (with the remainder of Section 5.2 unchanged):

Pfizer shall be responsible for any Shared Costs in ***

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2.2.                Row 2 of the table in Section 6.1(a) of the Agreement (“License Effective Date (after exercise of Pfizer’s Option)”) is revised to read as follows:

License Effective Date (after exercise of Pfizer’s Option)	***

2.3.                Section 1.46 of the Agreement is hereby amended to read in its entirety as follows:

“Option Trigger Date” means the date of delivery to Pfizer of interim unmasked safety and efficacy reports (including relevant data regarding, and such analysis as Lpath has conducted regarding, all primary and key secondary endpoints for all patients through sixty (60) days post final dose) relating to the Phase IIa study of Sonepcizumab in wet age-related macular degeneration that is planned as of the Execution Date and that is referred to by Lpath as the NEXUS Study (the “Phase IIa Study”), such reports to contain the information described in Schedule 1.46.

2.4.                Section 1.53 of the Agreement is hereby amended to read in its entirety as follows:

“Phase Ib Study” means the Phase Ib study of Sonepcizumab in pigment epithelial detachment referred to by Lpath as the PEDigree Study.

2.5.                The following new Sections 1.76 and 1.77 are hereby added to the Agreement:

1.76                        “Amendment Effective Date” means November 12, 2012.

1.77                        “Restart Costs”***.

2.6.                The following is added to the end of the first paragraph of Section 5.2 (“Development Activities”):

“Effective September 30, 2012, Lpath shall provide to Pfizer a monthly estimate of Shared Costs in a format that Lpath has used to update Pfizer prior to the Amendment Effective Date; such format shows, by line item, the original estimated cost, the most recent revised estimated cost, the actual incurred costs to date and the estimated remaining costs to project completion, and the resultant total estimated project cost.  To the extent that the current month’s

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total estimated project cost has increased by more than *** from the prior estimated project cost, Lpath shall provide to Pfizer a reasonably detailed explanation of the increase.”

2.7.                The following new Section 5.9 is added to the Agreement:

5.9                               Quality Assurance.  The Parties agree that the following provisions of this Section 5.9 shall apply from and after the Amendment Effective Date.

(a)                     Resolution of Quality Issues.  During the Option Period, Lpath shall promptly report to Pfizer any matters or circumstances which reasonably might materially affect the quality of Licensed Products or the manufacture, testing, storage, packaging or distribution of Licensed Products.  Quality-related disagreements between Lpath and Pfizer that are not resolved in the normal course of business shall be brought to the attention of the appropriate contact person for notices (Section 15.8) and for quality assurance (Schedule 5.9(a)) at Lpath and Pfizer, in writing.  Both Parties shall use all reasonable efforts to agree to a resolution of the disagreement and agree to work jointly to develop a strategy for such resolution. Lpath and Pfizer further agree to record such resolution in writing.  If resolution of a quality related disagreement cannot be reached using the process described immediately above, then the procedures in Section 4.1(d) shall be applied to resolve such disagreement.

(b)                     Information-Sharing and Coordination.  Without limiting Sections 5.9(a) and (c), the Parties agree as follows:

(1)                                 With respect to activities under the Development Program, Lpath shall:  (i) have management controls in place to track and trend investigations and corrective or preventative action commitments; (ii) maintain a quality function independent of supply chain production to manage and oversee quality assurance and quality control matters; responsibilities; (iii) involve the quality function in all GMP-related matters; (iv) notify Pfizer within thirty (30) calendar days after being made aware of any changes regarding manufacture of the Licensed Product not subject to GMP change control including but not limited to changes in Lpath’s quality assurance contacts under Section 3.9(a) or a company name change due to a merger/acquisition; and (v) establish and maintain an external GMP audit program.

(2)                                 With respect to the manufacture of Licensed Product in connection with the Development Program, Lpath shall permit Pfizer to do the following: (i) with respect to activities (if any) conducted at Lpath’s facilities or records generated by Lpath, and (ii) with respect to activities conducted at Third Party facilities or records generated by Third Parties, to the extent Lpath has the

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right to permit Pfizer to do so under the applicable Existing Third-Party Supplier Agreement or New Third-Party Suppler Agreement:  (A) have a QA representative of Pfizer present during any stage of Licensed Product manufacture (Person in the Plant); (B) audit Third Party contractors engaged in such activities at reasonable times, including “for cause” rights as necessary; and (C) review product-specific documents to confirm adherence to appropriate manufacturing processes, applicable current Good Manufacturing Processes and other requirements.  The Parties agree to consult in advance and reasonably cooperate with respect to addressing and remediating any deficiencies identified as a result of the foregoing.

(3)                                 Without limiting Section 5.4, the Parties agree to confer and reasonably coordinate activities of the Parties, and (subject to the terms of the applicable Existing Third-Party Supplier Agreements and New Third-Party Supplier Agreements) activities of Third Party Suppliers, with respect to readiness for Pre-Approval Inspections and all announced and unannounced regulatory agency inspections related to the manufacture of Licensed Product in connection with the Development Program.

(4)                                 Without limiting Section 5.4, Lpath agrees as follows with respect to the manufacture of Licensed Product that is (i) manufactured for, or used in, activities under the Development Plan or (ii) manufactured by any Third Party Supplier that manufactured Licensed Product for, or conducted activities under, the Development Plan:

(i) notify Pfizer within five (5) business days of receiving a written notification of failures to comply with Good Manufacturing Practices after a general site inspection (i.e. an inspection not directly related to the Licensed Product) of a Third Party Supplier from any regulatory agency;

(ii) notify Pfizer within two (2) business days of being notified of any pending or ongoing regulatory authority inspection or communication related to the Licensed Product or the facilities used to produce, test or warehouse the Licensed Product (and, in the event that the inspection is specific only to the Licensed Product, Lpath shall use reasonable efforts to obtain the right for a representative of Pfizer to be present at a Third Party Supplier’s site(s) during any such inspection, and if a Pfizer representative is not permitted on site for the inspection, then daily updates will be communicated to Pfizer summarizing the inspector’s observations to the extent such information is available to Lpath);

(iii) to the extent available to Lpath, provide a list or copies of all documents directly related to the Licensed Product that have been shared with a regulatory agency during any such inspection;

(iv) provide to Pfizer copies of Lpath’s correspondence with regulatory agencies related to Licensed Products (except to the extent such correspondence relates solely to trials or indications outside the Field and does not relate to manufacturing issues that could reasonably be anticipated to impact the Licensed Product in the Field);

(v) without limiting the foregoing clause (iv) and except as otherwise provided with respect to certain documentation pursuant to clause (i) above, provide copies to Pfizer within two (2) business days of correspondence received from regulatory authorities (Boards of Health, Health Authority, etc.) related to the Licensed Product and operations performed by Lpath in connection with the Development Plan (except to the extent such correspondence relates solely to trials or indications outside the Field and does not relate to manufacturing issues that could reasonably be anticipated to impact the Licensed Product in the Field);

(vi) notify Pfizer by telephone, followed by written communication, within one (1) business day of the receipt of a Regulatory Authority inspection report, deficiency letter or regulatory compliance observation, which contains any significant adverse findings that relate to the Licensed Product or the facilities used to produce, test or warehouse Licensed Product manufactured for or used in the Development Plan (significant adverse findings include, but are not limited to, conditions, practices, or processes that adversely affect or may potentially adversely affect the Licensed Product quality and/or the rights, safety or well being of subjects/patients and/or the quality and integrity of data, documentation, or other materials or information addressed in the inspection);

(vii) provide to Pfizer a copy of any regulatory inspection report, deficiency letter, or regulatory compliance observations, response and related correspondence related to the Licensed Product and activities in the Development Plan (except to the extent such correspondence relates solely to trials or indications outside the Field and does not relate to manufacturing issues that could reasonably be anticipated to impact the Licensed Product in the Field), edited to exclude Lpath proprietary information within three (3) business days of receipt, which materials Pfizer shall review, respond to and comment on within three (3) business days;

(viii) provide Pfizer with advance written notification of any new or supplemental regulatory submission/application that impacts the operations performed by Lpath with respect to the Licensed Product (except to the extent related solely to trials or indications outside the Field and not related to manufacturing issues that could reasonably be anticipated to impact the Licensed Product in the Field);

(ix) notify Pfizer within two (2) business days of receiving notification of any significant shutdowns of any Third Party Supplier facilities used in connection with the Licensed Product manufactured for or used in the Development Plan, including stability storage excursions that are due to internal quality issues that may impact the Licensed Product;

(x) notify Pfizer as soon as reasonable, but no later than two (2) business days after any emergency, of unplanned changes that directly impact a Licensed Product, and in the case of emergency changes impacting Licensed Product manufactured for or used in the Development Plan, Lpath and Pfizer shall cooperate to expedite the review of the impact of the change;

(xi) notify Pfizer within three (3) business days of Lpath’s first knowledge of any significant deviation with respect to the Licensed Product (significant deviations include, but are not limited to, those that have the potential to affect the quality, identity, purity and/or strength of the Licensed Product; those that impact the GMP, validation/qualification or regulatory status, any OOS test result that cannot be invalidated in three (3) business days or any deviation resulting in the Licensed Product being outside of filed registration limits); and

(xii) notify Pfizer within one (1) business day of Lpath’s first knowledge of all confirmed Out-of-Specification results generated during stability testing of Licensed Product manufactured for or used in the Development Plan.

(5)                                 In the event Lpath is informed of or becomes aware of any serious adverse experience related to the use of the Licensed Product, Lpath agrees to notify Pfizer (within 24 hours after Lpath is so informed or becomes aware of such such serious adverse experience, and immediately in the case of death or life-threatening adverse event) and to provide Pfizer with all pertinent information available to Lpath regarding such serious adverse experience to facilitate review of the serious adverse event, evaluation of the Licensed Product and/or discussions regarding appropriate action or response.

(c)                      Use of Third Party Supplier.  Except pursuant to agreements with Third Parties entered into prior to the Amendment Effective Date pursuant to which such Third Parties conduct activities under the Development Plan (“Existing Third-Party Supplier Agreements”), Lpath agrees that Lpath shall not delegate any of its activities under the Development Plan to any Third Party not listed in Schedule 5.9(c) (a “Third Party Supplier”), unless Lpath first consults with and seeks approval of the applicable Third Party Supplier from Pfizer, which approval of a proposed Third Party Supplier shall not be unreasonably withheld, and the Parties agree that Pfizer shall be deemed to have approved if Pfizer does not disapprove within three (3) business days after written notice from Lpath of a proposed Third Party Supplier.  In the event that Lpath enters into an agreement after the Amendment Effective Date delegating activities of Lpath to a Third Party Supplier in connection with the manufacture or supply of Licensed Product for activities in the Development Plan (a “New Third-Party Supplier Agreement”), Pfizer may require that Lpath enter into a written quality agreement with the Third Party Supplier containing customary terms reasonably acceptable to Pfizer, allocating the respective quality responsibilities as between Lpath and the Third Party Supplier.  The Parties acknowledge and agree that such allocation is not intended to alter the respective rights or liabilities of Lpath and Pfizer under this Agreement, and agree that Lpath shall not be required to provide for Pfizer to be a third party beneficiary with respect to the quality responsibilities set forth in any such New Third-Party Supplier Agreement or associated quality agreement.  To the extent, if any, that Pfizer’s confidential information would be disclosed by Lpath to a Third Party Supplier under such a New Third-Party Supplier Agreement, such New Third-Party Supplier Agreement shall provide for confidentiality and non-disclosure of all Pfizer confidential information so disclosed to the Third Party Supplier under terms requiring at least the same degree of protection for Pfizer’s confidential information as the obligations of confidentiality and non-disclosure that such agreement provides for the confidential information of Lpath.  Lpath will use commercially reasonable efforts to obtain a contractual right in each New Third-Party Supplier Agreement for Pfizer to access each Third Party Supplier’s site(s) in order to carry out audits and other assessments with respect to activities conducted in connection with the Development Plan by the applicable Third Party Supplier, to the same extent that Lpath obtains such rights for itself.  At Pfizer’s request, a representative appointed by Lpath shall participate in such contractor site visits.

2.8.                A new Schedule 5.9(a) (“Quality Contact Names”) is added to the Agreement and is attached hereto as Annex 2.

2.9.                A new Schedule 5.9(c) (“Authorized Contractors”) is added to the Agreement and is attached hereto as Annex 4.

2.10.         The following new Section 5.10 is added to the Agreement:

5.10                        Discontinuation of the Phase Ib Study.

(a)                                             As of the Amendment Effect Date, the Parties have agreed to discontinue efforts to conduct the Phase Ib Study under the Development Plan.  Activities to wind down the Phase Ib Study will be conducted under the Development Plan, and costs therefor incurred under the Development Plan taken into account as Shared Costs.  During the Option Period, Lpath may, but shall not be obligated to, resume the Phase Ib Study or conduct a similar study outside of the Development Plan at Lpath’s expense (except with respect to costs for wind-down activities conducted under the Development Plan, which shall be Shared Expenses).

For the avoidance of doubt, the Parties’ agreement to discontinue efforts to conduct the Phase Ib Study under the Development Plan shall not be construed (i) to restrict or prohibit Lpath from resuming the Phase Ib study or conducting a similar study following expiration or termination of the Agreement, including in the event that the Option Period expires without Pfizer exercising the Option set forth in Section 3.1, or (ii) to restrict or prohibit Pfizer from conducting a similar study in the course of exercising its License in the event that Pfizer exercises the Option set forth in Section 3.1 prior to expiration of the Option Period.

(b)                                             The Parties have agreed to amend Schedule 1.11 — PART A, Schedule 1.11 — PART D, and Schedule 1.11 — PART E, effective as of the Amendment Effective Date, to remove the portions thereof directed to the Phase Ib Study.  Notwithstanding such amendments to Schedule 1.11 to remove references to the Phase Ib Study, the Parties acknowledge and agree that Shared Costs for purposes of this Agreement include (i) reasonable costs incurred in winding down the Phase Ib Study after the Amendment Effective Date, including applicable non-cancellable costs (if any) under the terms of agreements with Third Parties entered into prior to the Amendment Effective Date with respect to the Phase Ib Study, and (ii) Shared Costs, determined in accordance with the terms of this Agreement in effect prior to the Amendment Effective Date, with respect to activities conducted or costs incurred for Phase Ib Study activities prior to the Amendment Effective Date.

2.11.         An amended and restated Schedule 1.11 — PART A (“INITIAL DEVELOPMENT PLAN”) to the Agreement is attached hereto as Annex 1, replacing the original Schedule 1.11 — PART A.

2.12.         Lines 2-24 of SCHEDULE 1.11 — PART D are hereby deleted from the Agreement.

2.13.         An amended Schedule 1.11 — Part E to the Agreement is attached hereto as Annex 5..

2.14.         The following new sentence is added to the end of Section 4.1(h)(i):

Furthermore, copies of the following documents or records will be supplied to Pfizer upon request:

Batch Records,

Investigations,

Deviations,

Analytical Method Validations,

Stability Data and Reports,

Certificates of Analysis, and

Analytical Records.

3.              Ratification of the Agreement.  Except as expressly set forth in Article 2 of this Amendment No. 1, the Agreement shall remain unmodified and in full force and effect.  The execution, delivery and effectiveness of this Amendment No. 2 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

4.              Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of Pfizer and Lpath have executed this Amendment No. 1 as of the date first above written.

Lpath, Inc.		Pfizer Inc.

By:	/s/ Scott R. Pancoast	By:	/s/ Robert J. Smith

Print Name:	Scott R. Pancoast	Print Name:	Robert J. Smith

Title:	CEO and President	Title:	Senior Vice President
(Duly authorized)		(Duly authorized)

ANNEX 1

SCHEDULE 1.11 — PART A

INITIAL DEVELOPMENT PLAN

Abbreviated iSONEP Clinical Development Plan

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ANNEX 2

SCHEDULE 5.9(A)

QUALITY CONTACT NAMES

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ANNEX 4

SCHEDULE 5.9(c)

AUTHORIZED CONTRACTORS

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ANNEX 5

SCHEDULE 1.11 — PART E

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